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                               December 13, 2000

Joseph Cannon
Geneva Steel Company
10 South Geneva Road
Vineyard, Utah 84058

     Re:  Bridge Loan

Dear Mr. Cannon:

     The undersigned hereby commits to provide up to $3,500,000 (the "Maximum Commitment Amount") in the form of a short-term bridge loan (the "Bridge Loan") to Geneva Steel Company (the "Company") on the terms and conditions set forth in the term sheet appended to this letter.

     Our commitment to fund the Bridge Loan is subject to (i) the negotiation, execution and delivery of satisfactory definitive financing agreements which shall contain terms which, in our reasonable opinion, are appropriate for these kinds of transactions, and is conditioned on the fact that no litigation, inquiry or other action, and no injunction or other restraining order shall be pending or threatened, with respect to the making of loans pursuant to the Bridge Loan, (ii) the drafting and negotiation of satisfactory definitive documents relating to the $110 million term loan agreement with Citibank USA, Inc., as Administrative Agent and Collateral Agent, which shall contain terms which, in our sole opinion, are appropriate for such transaction, and is conditioned on the fact that no litigation, inquiry or other action, and no injunction or other restraining order shall be pending or threatened, with respect to the making of loans pursuant to such term loan, (iii) no material adverse change in (x) the business, prospects, financial condition or results of operation of the Company (taken as a whole), or (y) general economic, financial or market conditions prior to closing, which closing shall occur on or prior to December 31, 2000, (iv) the agreement of the Company to the principal terms of the Bridge Loan set forth in the Term Sheet appended to this letter; and (v) to the extent required by the Bankruptcy Code, Bankruptcy Court approval of the terms of the Bridge Loan and the fees payable to us under the term sheet appended to this letter.

     The reasonable costs and expenses (including the reasonable fees and expenses of counsel to the undersigned, and the reasonable out-of-pocket expenses of such counsel) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless the undersigned and each director, officer, employee, agent and affiliate of the undersigned (each an "indemnified person") in connection with any expenses, losses, claims, damages or liabilities to which the
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Geneva Steel Company
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undersigned or any such indemnified persons may become subject, insofar as such losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of or in any way relate to the statements of the undersigned contained in this letter or relating to the execution of the financing contemplated by this letter, or in any way arising from any use or intended use of the proceeds of any of the loans contemplated by this letter and to reimburse the undersigned and each indemnified person, upon their demand, for any legal or other expenses (including allocated costs of internal counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not the undersigned or any such person is a party to any action or proceeding out of which any such expenses arise). Notwithstanding the foregoing, you shall not be liable to any indemnified person in respect of any such loss, claim, damage, liability, action or other proceeding or expense if such resulted primarily from the gross negligence or willful misconduct of that indemnified person. Your obligation to indemnify the undersigned and each indemnified person and to pay such costs shall remain effective regardless of whether a definitive financing agreement is executed. You shall be responsible for consequential damages which may be alleged as a result of this letter.

     This letter shall be governed by and construed in accordance with the laws of the State of New York.

     The commitment evidenced by this letter shall not be assignable, by operation of law or otherwise. The terms of this letter may not be waived, amended, modified or altered unless such waiver, amendment, modification or alteration is expressly stated as such and specifically agreed to by the parties hereto in writing.

     The financing described herein shall not be available after December 31, 2000. If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter on or before the close of business on December 15, 2000.

                                        Very truly yours,

                                        Albert Fried & Company, LLC


                                        By: /s/ Albert Fried, Jr.
                                            __________________________
                                        Name: Albert Fried, Jr.
                                        Title: Managing Member


Accepted:

GENEVA STEEL COMPANY


By: ___________________________________
Name: _________________________________
Title: ________________________________
Date: _________________________________

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                                   EXHIBIT A


PRINCIPAL AMOUNT:        $3,500,000

BORROWINGS:              Borrowings may only be made in the following
                         incremental amounts: $1 million (the "First Funding");
                         $1 million (the "Second Funding"); and $1.5 million
                         (the "Third Funding")

INTEREST RATE:           LIBOR + 225 basis points, payable monthly in arrears

DEFAULT RATE:            LIBOR + 725 basis points, payable monthly in arrears

MATURITY DATE:           The sooner of (a) 120 days after the date of the First
                         Funding, or (b) the closing of the Exit Facility (as defined in the Third Amended Plan of Reorganization)

REFINANCING
REQUIREMENT:             The Bridge Loan shall be paid in full, including all
                         interest accrued and unpaid, from the proceeds of the Exit Facility

COLLATERAL:              None

PRIORITY:                Super-priority administrative expense priority pursuant
                         to 11 U.S.C. section 364(c)(1)

FEES: $25,000 payable in cash on the date that the Bankruptcy Court approves this Commitment Letter

                         $50,000 payable in cash on the date that satisfactory definitive financing agreements are executed by the Company (the "Initial Fee")

                         $107,142 payable in cash on the date of the First Funding; provided that the Initial Fee shall be credited against the $107,142 fee due on this date

                         $107,142 payable in cash on the date of the Second Funding

                         $35,716 payable in cash on the date of the Third
                         Funding

ALL OTHER TERMS:         To be mutually satisfactory to the Company and lender



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